                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                   FORM 8-K/A

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 3, 2000

                                   Com21, Inc.
             (Exact name of Registrant as specified in its charter)



          DELAWARE                                               94-3201698
(State or other jurisdiction                                  (I.R.S. Employer
      of incorporation)                                      Identification No.)

                                750 Tasman Drive
                               Milpitas, CA 95035
              (Address of principal executive offices and zip code)

       Registrant's telephone number, including area code: (408) 953-9100


The undersigned Registrant hereby amends Item 2 and Item 7 of its Current Report on Form 8-K dated July 18, 2000 and its Current Report on Form 8-K/A dated September 18, 2000, to read in its entirety as follows:

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

        On July 3, 2000 (the "GADline Closing Date"), the registrant, Com21, Inc. ("Com21" or "the Registrant"), purchased all of the issued and outstanding ordinary shares of GADline Ltd. ("GADline"), pursuant to a certain Share Purchase Agreement (the "GADline Agreement") by and among Com21, GADline, the sellers party thereto and Ofir Zemer, as Sellers' Representative, dated April 18, 2000 (the "GADline Acquisition"). GADline is an Israeli company that develops, manufactures and markets innovative, fully managed networking solutions that deliver high-speed data and telephony services over a hybrid fiber coaxial infrastructure.

        The aggregate purchase price for the GADline Acquisition consisted of 2,281,750 shares of Com21's common stock (the "Com21 Shares"), including shares which are being held in escrow to indemnify Com21 against certain damages that it may incur arising out of the GADline Agreement. An additional 231,737 shares of Com21's common stock are reserved for issuance upon exercise of outstanding GADline stock options that were assumed in the GADline Acquisition, and an additional 359,636 shares of Com21's common stock may be issued to the former shareholders and optionholders of GADline upon the achievement of certain milestones. The Registrant also assumed certain operating assets and liabilities of GADline.

        All of the Com21 Shares issued in the GADline Acquisition were sold in reliance on an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"), and constitute "restricted securities" under the Securities Act. The Com21 Shares are also subject to additional restrictions on transfer as set forth in the GADline Agreement.

        The GADline Acquisition is intended to be accounted for as a "purchase" under the requirements of Opinion 16 of the Accounting Principles Board of the American Institute of Certified Public Accountants ("AICPA") and the related published interpretations of the AICPA, the Financial Accounting Standards Board and the rules and regulations of the Securities and Exchange Commission.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

        (a) Financial Statements of Business Acquired.

               Audited consolidated financial statements of GADline Ltd. as of December 31, 1999 and 1998 and for the three years in the period ended December 31, 1999 as well as unaudited condensed consolidated financial statements as of June 30, 2000 and for the six months ended June 30, 2000 and 1999 are attached hereto and filed herewith.

        (b) Pro Forma Financial Information.

               The attached unaudited pro forma condensed combining financial statements for the year ended December 31, 1999 and as of and for the six months ended June 30, 2000 give effect to the purchase of GADline as of the beginning of the earliest period presented, whereby Com21 exchanged approximately $67.3 million of common stock, converted all outstanding GADline options into options to purchase approximately 232,000 shares of the Registrant's common stock, and assumed certain operating assets and liabilities of GADline. Accordingly, the acquired assets and liabilities were recorded at their estimated fair market value at the date of acquisition. The pro forma condensed combining statements of operations assume that the acquisition took place at the beginning of the earliest period presented and combine Com21's and GADline's results of operations for the year ended December 31, 1999 and the six months ended June 30, 2000. The unaudited pro forma condensed combining balance sheet combines Com21's balance sheet as of June 30, 2000 with the GADline balance sheet as of June 30, 2000, giving effect to the acquisition as if it had occurred on June 30, 2000.

               The pro forma condensed combining financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the acquisition been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position.

               The pro forma condensed combining financial information should be read in conjunction with the audited historical consolidated financial statements and the related notes thereto of Com21 previously filed and the historical financial statements and related notes thereto of GADline included herein.

        (c) Exhibits

                2.1 Agreement and Plan of Merger dated April 18, 2000, among the Registrant, Com21, Inc., a Delaware corporation, and GADline, Inc., an Israeli company (previously filed).

               20.2   Press release of the Company dated April 18, 2000
                      (previously filed).

               23.1   Independent Auditors' Consent.

                          INDEX TO FINANCIAL STATEMENTS

GADline, Inc.                                                                    Page
Report of Independent Public Accountants                                        4

Audited Consolidated Balance Sheets as of December 31, 1999 and 1998            5 - 6

Audited Consolidated Statements of Operations for the three years ended
        December 31, 1999                                                       7

Audited Statements of Changes in Shareholders' Equity for the
        three years ended December 31, 1999                                     8

Audited Consolidated Statements of Cash Flows for the three years ended
        December 31, 1999                                                       9 - 10

Audited Notes to Consolidated Financial Statements                              11 - 24

Unaudited Condensed Consolidated Balance Sheet as of June 30, 2000 and
        December 31, 1999                                                       25 - 26

Unaudited Condensed Consolidated Statements of Operations for the six months
        ended June 30, 2000 and 1999                                            27

Unaudited Condensed Consolidated Statements of Cash Flows for the six months
        ended June 30, 2000 and 1999                                            28 - 29

Unaudited Notes to Condensed Consolidated Financial Statements                  30

COM21, Inc.

Unaudited Pro Forma Condensed Combining Balance Sheet as of June 30, 2000       31

Unaudited Pro Forma Condensed Combining Statement of Operations for the year
        ended December 31, 1999                                                 32

Unaudited Pro Forma Condensed Combining Statement of Operations for the Six
        Month Period Ended June 30, 2000                                        33

Unaudited Notes to Pro Forma Condensed Combining Financial Statements           34 - 36

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of GADline, Ltd.

     We have audited the accompanying consolidated balance sheets of GAD Line Ltd. ("the Company") as of December 31, 1999 and 1998 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1999 and 1998 and the consolidated results of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


Brightman Almager & Co.
Certified Public Accountants (Israel)
A Member of Deloitte Touche Tohmatsu


Tel-Aviv, Israel
February 29, 2000

                                  GADLINE, LTD.
                           CONSOLIDATED BALANCE SHEETS


                                                             December 31,
                                                        ----------------------
                                                          1999          1998
                                                        --------      --------
                                                           ($ in thousands)
ASSETS

Current assets
 Cash and cash equivalents                              $  5,565      $    513
 Short-term investments                                       25            37
 Trade receivables (Note 13a)                                888           630
 Earned but unbilled receivables (Note 13b)                   --           300
 Due from related parties (Note 13c)                          12            17
 Other receivables and prepaid expenses (Note 13d)           835           247
 Inventories (Note 3)                                      3,594         1,085
                                                        --------      --------
Total current assets                                      10,919         2,829

Due from related parties (Note 13c)                          157           148

Long-term investments                                         38            --

Property and equipment (Note 4)
 Cost                                                      2,015         1,425
 Less - Accumulated depreciation and amortization            815           539
                                                        --------      --------
                                                           1,200           886

Deferred financing costs                                      --            55
                                                        --------      --------

                                                        $ 12,314      $  3,918
                                                        ========      ========

The accompanying notes are an integral part of the consolidated financial statements

                                  GADLINE, LTD.
                           CONSOLIDATED BALANCE SHEETS

                                                                                         December 31,
                                                                                   -----------------------
                                                                                     1999           1998
                                                                                   --------       --------
                                                                                       ($ in thousands)
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
 Short-term loans and current maturities
  of long-term debt (Note 5)                                                       $  1,800       $     59
 Trade payables                                                                       2,393            749
 Other payables and accrued expenses (Note 13c)                                         640            496
                                                                                   --------       --------
Total current liabilities                                                             4,833          1,304

Long-term liabilities
 Long-term debts from banks (Note 6)                                                     19             30
 Convertible debentures (Note 7)                                                      3,000             --
 Accrued severance pay (Note 8)                                                         350            211
                                                                                   --------       --------
                                                                                      3,369            241

Commitments and contingent liabilities (Note 9)

Shareholders' equity (Note 10)

Share capital:
 Ordinary shares of NIS 0.5 par value (Authorized - 10,000,000 shares, issued and outstanding - 6,414,949 at December 31, 1999 and 5,657,060
   at December 31, 1998)                                                                999            908
 Receipts on account of share capital                                                    --             20
 Additional paid-in capital                                                          12,847          5,840
 Deferred stock compensation                                                           (615)           (73)
 Accumulated deficit                                                                 (9,119)        (4,322)
                                                                                   --------       --------
     Total shareholders' equity                                                       4,112          2,373

                                                                                   $ 12,314       $  3,918
                                                                                   ========       ========


The accompanying notes are an integral part of the consolidated financial statements

                                  GADLINE, LTD.
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                           Year Ended December 31,
                                                    --------------------------------------
                                                      1999           1998           1997
                                                    --------       --------       --------
                                                     ($ in thousands, except share data)
Revenues: (Note 14a)
 Research and development contracts                 $     --       $    990       $    663
 Systems sales                                         2,180          1,784          1,037
                                                    --------       --------       --------
  Total revenues                                       2,180          2,774          1,700

Operating expenses:
Cost of revenues
 Research and development contracts                       --            410            298
 Systems sales                                         1,633            843            519
                                                    --------       --------       --------
  Total cost of revenues                               1,633          1,253            817

Research and development costs, net (Note 14b)         2,247          1,378            627
Sales and marketing expenses, net (Note 14c)           1,681            710            506
General and administrative expenses                      911            611            519
Non-cash compensation expense (*)                        615             90             37
                                                    --------       --------       --------

Operating loss                                        (4,907)        (1,268)          (806)

Financial income (expenses), net                         109           (112)            (4)

Other income (expenses), net                               1             (2)           (87)
                                                    --------       --------       --------

 Net loss                                           $ (4,797)      $ (1,382)      $   (897)
                                                    ========       ========       ========


(*) Non-cash compensation expense consists of:
 Cost of revenues                                   $     31       $      5       $      2
 Research and development costs, net                     369             54             22
 Sales and marketing expenses, net                       123             18              7
 General and administrative expenses                      92             13              6
                                                    --------       --------       --------
                                                    $    615       $     90       $     37
                                                    --------       --------       --------


The accompanying notes are an integral part of the consolidated financial statements

                                  GADLINE, LTD.
                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                             Number of                           Receipts
                                              shares                Additional  on account                Deferred         Total
                                              NIS 0.5      Share      paid-in    of share    Accumulated    stock      shareholders'
                                             per share    capital     capital     capital      deficit   compensation     equity
                                             ---------   ---------  ----------  ----------   ----------- ------------  -------------
                                                                             ($ in thousands)
Balance at January 1, 1997                   4,293,334   $     710   $   1,073   $   1,894    $  (2,043)   $      --    $   1,634

Issue of ordinary shares                       592,330          93       1,783      (1,894)                                   (18)
Stock compensation                                                          37                                                 37
Net loss for the year                                                                              (897)                     (897)
                                             ---------   ---------   ---------   ---------    ---------    ---------    ---------

Balance at December 31, 1997                 4,885,664         803       2,893          --       (2,940)          --          756

Issue of ordinary shares                       771,396         105       2,784          --           --                     2,889
Deferred stock compensation
  related to stock option grants                                           163          --           --         (163)          --
Amortization of deferred stock compensation                                             --           --           90           90
Receipts on account of share capital                                                    20                                     20
Net loss for the year                                                                   --       (1,382)                   (1,382)
                                             ---------   ---------   ---------   ---------    ---------    ---------    ---------

Balance at December 31, 1998                 5,657,060         908       5,840          20       (4,322)         (73)       2,373

Issue of ordinary shares                       757,889          91       5,850         (20)                                 5,921
Deferred stock compensation
  related to stock option grants                                         1,157                                (1,157)          --
Amortization of deferred stock compensation                                                                      615          615
Net loss for the year                                                                            (4,797)                   (4,797)
                                             ---------   ---------   ---------   ---------    ---------    ---------    ---------

Balance at December 31, 1999                 6,414,949         999      12,847          --       (9,119)        (615)       4,112
                                             =========   =========   =========   =========    =========    =========    =========


The accompanying notes are an integral part of the consolidated financial statements

                                  GADLINE, LTD.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                    Year Ended December 31,
                                                             --------------------------------------
                                                               1999           1998           1997
                                                             --------       --------       --------
                                                                        ($ in thousands)
Cash flows from operating activities:

Net loss                                                     $ (4,797)      $ (1,382)      $   (897)
Adjustments to reconcile net loss to net cash used in
  operating activities (Appendix A)                              (244)          (234)          (179)
                                                             --------       --------       --------
Net cash used in operating activities                          (5,041)        (1,616)        (1,076)
                                                             --------       --------       --------

Cash flows from investing activities:

Proceeds from realization of (investment in) marketable
  securities                                                       --             74             --
Proceeds from realization of (investment in) short-term
  investments                                                      12            (37)            27
Investment in long-term deposits                                  (37)            --             --
Grant of loans to related parties                                 (12)            --             --
Repayment of related party loans                                   18             19              3
Purchase of equipment and other assets                           (535)          (600)          (190)
Proceeds from sale of equipment                                     1             12              7
                                                             --------       --------       --------
Net cash used in investing activities                            (553)          (532)          (153)
                                                             --------       --------       --------

Cash flows from financing activities:

Receipts on account of share capital                               --             20             --
Proceeds from issue of shares                                   5,921          2,889            (18)
Proceeds from issue of convertible debentures                   3,000             --             --
Receipts of short-term debt                                     1,748             --            318
Repayments of short-term debt                                      --           (280)            --
Receipts of long-term debt                                         --             45             13
Repayments of long-term debt                                      (23)           (20)           (14)
                                                             --------       --------       --------
Net cash provided by financing activities                      10,646          2,654            299
                                                             --------       --------       --------

Net change in cash and cash equivalents                         5,052            506           (930)

Cash and cash equivalents at beginning of year                    513              7            937
                                                             --------       --------       --------
Cash and cash equivalents at end of year                     $  5,565       $    513       $      7
                                                             ========       ========       ========

The accompanying notes are an integral part of the consolidated financial statements

                                  GADLINE, LTD.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS (CONT'D.)


                                                                           Year Ended December 31,
                                                                    --------------------------------------
                                                                      1999           1998           1997
                                                                    --------       --------       --------
                                                                               ($ in thousands)
Appendix A

Adjustments to reconcile net loss to net cash used in
  operating activities:
Depreciation and amortization                                       $    276       $    194       $    121
Loss (gain) on sale of property and equipment                             (1)             2             70
Effect of foreign exchange rate changes on long-term loan                  5             (8)            --
Amortization of deferred compensation expenses                           615             90             37
Loss (gain) from marketable securities                                    --            (74)            (3)
Effect of foreign exchange rate changes on related party loans           (10)             8             15
Interest on long-term investments                                         (1)            --             --

Changes in assets and liabilities:
Decrease (increase) in assets:
 Trade receivables                                                      (258)          (242)          (121)
 Earned but unbilled receivables                                         300           (300)            --
 Other receivables and prepaid expenses                                 (588)          (103)            (1)
 Inventories                                                          (2,509)          (410)             8
Increase (decrease) in liabilities:
 Trade payables                                                        1,644            363           (236)
 Other payables and accrued expenses                                     144            189            (90)
 Accrued severance pay                                                   139             57             21
                                                                    --------       --------       --------
                                                                    $   (244)      $   (234)      $   (179)
                                                                    ========       ========       ========

Supplemental disclosure of cash flow information:

Cash paid during the year for:
 Interest                                                           $     44       $     66       $     32
                                                                    ========       ========       ========

The accompanying notes are an integral part of the consolidated financial statements

                                 GADLINE., LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - General

GADline, Ltd. ("the Company") is an Israeli corporation, which designs, develops, manufactures, markets and supports CATTV head-end equipment and two-way broad band, voice data, video communication systems for use over coaxial/hfc networks worldwide.

The Company faces a number of risks including the fact that it has significant operating losses, the uncertainties of future product development and market acceptance of the Company's products. Additionally, other risk factors, such as uncertainties concerning government regulations, competition, dependence on proprietary technology, ability to manage growth, loss of key personnel and the effects of planned expansion of operations could impact the future results of the Company.

Note 2 - Significant accounting policies

a.  Use of estimates in preparation of financial statements

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

b.  Reporting currency

    Financial statements in U.S. dollars

    The primary currency of the economic environment in which the Company operates is the U.S. dollar ("dollar" or "$"). Therefore, the Company uses the dollar as its functional and reporting currency. Certain of the dollar amounts in the financial statements may represent the dollar equivalent of other currencies, including the new Israeli shekel ("NIS"), and may not be exchangeable for dollars.

    Transactions and balances denominated in dollars are presented at their dollar amounts. Non-dollar transactions and balances are remeasured into dollars in accordance with the principles set forth in Statement No. 52 (Foreign Currency Translation) of the Financial Accounting Standards Board of the United States ("FASB").

c.  Exchange rates and linkage basis

    Balances in or linked to currencies other than the dollar are included at the rate of exchange prevailing at the balance sheet date. During the years ended December 31, 1999, the rate of exchange of the new Israeli shekel ("NIS") decreased relative to the dollar by 0.17%. During 1998 and 1997, the rate of exchange of the NIS increased relative to the dollar by 17.6% and 8.8%, respectively.

d.  Cash equivalents

    Cash equivalents include all highly liquid deposits with an original maturity of three months or less.

e.  Allowance for doubtful accounts

    The allowance for doubtful accounts has been made on the basis of specific accounts receivable.

                                 GADLINE., LTD.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT'D)

Note 2 - Significant accounting policies (cont'd.)

f.  Inventories

    Inventories are stated at lower of cost or market. Cost is determined as follows:

        Components and accessories - on the moving average basis.
        Work-in-process - on the basis of computed manufacturing costs.

g.  Property and equipment

    Property and equipment are stated at cost. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets, as follows:

        Computers and related equipment                   3 - 5 years
        Office furniture and equipment                    6 - 16 years
        Motor vehicles                                    6 years

    Leasehold improvements are amortized by the straight-line method over the term of the lease, which is shorter than the estimated useful life of the improvements.

h.  Revenue recognition

    Revenue from product sales is generally recognized upon shipment to customers, provided no significant vendor obligations remain outstanding and collection of the related receivable is deemed probable by management. Revenues from research and development contracts are recognized using the percentage-of-completion method based upon costs incurred and estimated future costs.

i.  Research and development costs

    Research and development costs, net of third-party participation, are expensed as incurred.

j.  Warranty costs

    The Company grants a warranty on products sold and provides for estimated warranty costs.

k.  Deferred income taxes

    Deferred income taxes are provided for temporary differences between the assets and liabilities, as measured in the financial statements and for tax purposes at the tax rates expected to be in effect when these differences reverse, in accordance with Statement No. 109 of the FASB (Accounting for Income Taxes).

l.  Fair value of financial instruments

    The financial instruments of the Company consist mainly of cash and cash equivalents, current accounts receivable, accounts payable and accruals. In view of their nature, the fair value of the financial instruments included in working capital of the Company is usually identical or close to their carrying amounts.

m.  Concentration of credit risk

    At December 31, 1999 and 1998, the Company had cash and cash equivalents and short-term investment totaling $5,590,000 and $550,000, respectively, most of which are deposited in Israeli banks. Management

                                 GADLINE., LTD.
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT'D)

Note 2 - Significant accounting policies (Cont'd.)

    believes that the financial institutions holding the Company's cash and cash equivalents are financially sound. Accordingly, the Company does not anticipate credit losses in respect to this item.

    Most of the Company's revenues are generated in Europe, Israel and South America (see note 14). The Company maintains an allowance for doubtful accounts, which management believes, adequately covers all anticipated losses in respect of trade receivables.

n.  Recently issued accounting standards

    In June 1998, the Financial Accounting Standard Board ("FASB") issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities ("FAS 133"). FAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. SFAS 133 requires that all derivatives instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designed as part of a hedge transaction, and if it is, the type of hedge transaction. The Company does not expect the adoption of SFAS 133 to have a material impact on its financial statements.

Note 3 - Inventories

Comprised as follows:

                                                           December 31,
                                                    --------------------------
                                                      1999              1998
                                                    --------          --------
                                                         ($ in thousands)
Components and accessories                          $  1,370          $    380
Work-in-process                                        1,837               624
Finished goods                                           387                81
                                                    --------          --------
                                                    $  3,594          $  1,085
                                                    ========          ========

                                 GADLINE., LTD.
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT'D)


Note 4 - Property and equipment

    a.  Comprised as follow:

                                                                December 31,
                                                            --------------------
                                                             1999          1998
                                                            ------        ------
                                                              ($ in thousands)
Cost:
 Computer and related equipment                             $1,582        $1,112
 Office furniture and equipment                                162           118
 Motor vehicles                                                180           180
 Leasehold improvements                                         91            15
                                                            ------        ------
                                                             2,015         1,425
                                                            ======        ======

Accumulated depreciation and amortization:
 Computer and related equipment                             $  670        $  436
 Office furniture and equipment                                 44            35
 Motor vehicles                                                 94            68
 Leasehold improvements                                          7            --
                                                            ------        ------
                                                            $  815        $  539
                                                            ======        ======

    b.  Liens - see Note 11


Note 5 - Short-term credits and current maturities of long-term debts

    a.  Comprised as follows:

                                            Average              December 31,
                                            Interest rate     ------------------
                                            %                  1999        1998
                                            -------------     ------      ------
                                                               ($ in thousands)
Bank overdraft (*)                          Prime + 0.5%      $   36      $   38
Short-term bank loans (*)                   LIBOR + 0.6%       1,750          --
Current maturities of long-term debts                             14          21
                                                              ------      ------
                                                              $1,800      $   59
                                                              ======      ======

(*) - Denominated in NIS and unlinked

    b.  Securities - see Note 11

                                 GADLINE., LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 6 - Long-term debts from banks

    a.  Comprised as follows:

                                                 Average          December 31,
                                              Interest Rate     ---------------
                                                   %            1999       1998
                                              -------------     ----       ----
                                                                ($ in thousands)
Unlinked (*)                                  Prime + 1.5%      $ 24       $ 40
Unlinked                                           16             --          5
Linked to the Israeli
  consumer price index (*)                          4              9          6
                                                                ----       ----
                                                                  33         51
Less - current maturities                                        (14)       (21)
                                                                ----       ----
                                                                $ 19       $ 30
                                                                ====       ====

(*) - Denominated in NIS

    b.  Aggregate maturities of long-term debt are as follows:

First year - Current maturities                                 $ 14       $ 21
Second year                                                       13         14
Third year                                                         6         12
Fourth year                                                       --          4
                                                                ----       ----
 Total long-term debt                                           $ 33       $ 51
                                                                ====       ====

    c.  Securities - see Note 11

Note 7 - Convertible debentures

In July 1999, the Company issued $3,000,000 of convertible debentures to a private lender. The debentures are for a period of three years and bear interest at 6% per annum compounding every six months during the period commencing one year after issue. The debentures are convertible into ordinary shares of the Company under the following terms:

    a. If, during 1999, the Company effects an initial public offering (as defined in the agreement) or enters into a sale of all or substantially all of the Company's assets or shares, or merges with another Company (all the events are defined as "liquidity events"), the conversion price shall be the price per share used for the liquidity events less a discount of 40%.

    b. If, during 1999, the Company does not undergo a liquidity event then during the period commencing January 1, 2000 through the end of the three years following the closing, the discount will be increased by 1% for each month that the Company does not undergo a liquidity event.

                                 GADLINE., LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 - Convertible debentures

    c. If, during the three-year period following the closing, the Company does not undergo a liquidity event, but issues its securities in a qualified financing (defined in the agreement as closing by the Company a financing in which it issues securities in consideration of gross proceeds to the Company in excess of $1,000,000), the conversion price shall be equal to the price per share used for this qualified financing.

    d. If, during the three-year period following the closing, the Company does not undergo a liquidity event, then the conversion price for each share purchasable during the period commencing three years following the closing shall be the lower of: (1) the price per share paid by purchasers of the Company's securities in the abovementioned qualified financing, if any, immediately preceding the election to convert the convertible debenture; or (2) a price per share reflecting a Company valuation of $75,000,000.

The Debentures are secured by a floating charge on the Company's assets. The floating charge is subordinated to a senior secured bank debt of the Company equivalent to an aggregate amount of $1,000,000.

In accordance with Emerging Issues Task Force Statement Number 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios" the beneficial conversion feature is not recognized in the Company's earnings until the contingency is resolved (i.e. until the liquidity event occurs) as the impact of the beneficial conversion feature is not quantifiable until the liquidity event has occurred.

Note 8 - Accrued severance pay

The Company's liability for severance pay is calculated in accordance with Israeli law based on the most recent salary paid to employees and the length of their employment with the Company. The Company's liability for severance pay is fully provided. Part of the liability is funded though individual insurance policies, which are not under the Company's management or control. The net severance pay expenses for the years ended December 31, 1999, 1998 and 1997 were $303,000, $149,000 and $97,000, respectively. The Company has no liability for pension expenses to its employees.

Note 9 - Commitments and contingent liabilities

    a.  Royalties

        The Company is committed to pay royalties to the Chief Scientist of the Government of Israel ("Chief Scientist") on proceeds from the sale of products in the research and development of which the Government has participated by way of grants, up to the amount of 100-150% of the grants received (in dollar terms). The royalties are payable at a rate of 3% for the first three years of product sales, 4% for the following three years and 5% thereafter. The total amount of grants received, net of royalties paid or accrued, at December 31, 1999 was $6,027,000.

        Royalty expenses to the Chief Scientist in the years ended December 31, 1999, 1998 and 1997 were $49,000, $28,000 and $6,000, respectively.

    b.  Lease commitments

        The Company's premises are rented under operating agreement through April 30, 2004. The total future aggregate minimum annual rental payments linked to the Israeli consumer price index, pursuant to existing lease commitments in effect at December 31, 1999, are as follows:

                                 GADLINE., LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 - Commitments and contingent liabilities (cont'd.)

                                                                 $ in thousands
                                                                 --------------
           2000                                                      344
           2001                                                      380
           2002                                                      368
           2003                                                      351
           2004                                                      156

           Total rent expenses for the years ended December 31, 1999, 1998 and 1997 were approximately $225,000, $184,000 and $106,000, respectively.

Note 10 - Shareholders' equity

    a.  Changes in shareholders' equity during 1997 - 1999:

           1. In March 1997, the Company effected a 2-for-1 stock split of its entire authorized and outstanding share capital. As a result, the Company's authorized share capital comprises 10,000,000 ordinary shares of NIS 0.5 par value and the number of shares issued and outstanding at December 31, 1997 was 4,885,664.

           2. In June 1998, the Company signed an agreement with an investor, pursuant to which the Company issued 771,396 ordinary shares at $3.889 per share ($3,000 thousand in aggregate). In addition, the investor was granted on option at a price of $4.129 to purchase shares equivalent to 7.815% interest in the Company. The option is for a period of one year or until the Company's initial public offering, whichever is earlier.

           3. In April 1999, the Company signed an agreement with private investors, pursuant to which the Company issued 304,748 ordinary shares (representing a 5% interest in the Company) at $9.8442 per share ($3,000 thousand in aggregate) which were issued in August 1999.

               Pursuant to the agreement, the investors were granted the right to purchase, through November 1, 1999, an additional 5% of the issued and outstanding ordinary shares of the Company at an aggregate price of $2,700,000 providing the Company did not effect an initial public offering ("IPO") prior to October 1, 1999. In the event that the Company does not effect an IPO prior to April 3, 2000, the investors have the right to purchase, through May 3, 2000, an additional 5% of the issued and outstanding ordinary shares of the Company, as of immediately prior to closing, excluding warrants and options for $2,250,000.

           4. In June 1999, the Company signed an agreement with private investors, pursuant to which the Company issued 304,748 ordinary shares (representing a 4.7619% interest in the Company) at $9.8442 per share ($3,000 thousand in aggregate) which were issued in August 1999.

               Pursuant to the agreement, the investors were granted the right to purchase, through November 1, 1999, an additional 4.7619% of the issued and outstanding ordinary shares of the Company at an aggregate price of $2,700,000 providing the Company did not effect an IPO prior to October 1, 1999. In the event that the Company does not effect an IPO prior to April 3, 2000, the investors have the right to purchase through May 3, 2000, an additional 4.7619% of the issued and outstanding ordinary shares of the Company, as of immediately prior to closing, excluding warrants and options at an aggregate price equal to $2,250,000.

                                 GADLINE., LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 - Shareholders' equity (cont'd.)

    b.  Stock option plans

        The Company has adopted two option plans to provide for the grant of options to certain officers and employees. As of December 31, 1999 and 1998, 255,000 and 128,820 options, respectively, had been granted under the plans. The exercise prices of the options granted ranged between $0 and $9.8442. The options are exercisable between 2-5 years from the date of the grant, providing that the employee remains in the Company's employment. The options expire five years from the date of grant.

        With respect to options granted at exercise prices below the fair market value of the underlying shares at the date of grant, deferred compensation is recorded and charged to earnings over the vesting period of the options in accordance with APB 25 "Accounting for Stock Issued to Employees".

        A summary of the status of the Company's stock option plans as of December 31, 1999 and 1998 and changes during the years then ended are as follows:

                                             Year ended                  Year ended                   Year ended
                                         December 31, 1999           December 31, 1998             December 31, 1997
                                      -----------------------      -----------------------      ----------------------
                                                     Weighted                     Weighted                    Weighted
                                                     average        Number        average       Number        average
                                      Number of      exercise         of          exercise        of          exercise
                                       shares        price $        shares        price $       shares        price $
                                      --------       --------      --------       --------      --------      --------
Outstanding at beginning of year       419,820           2.76       362,000           3.02        20,000          2.00
 Granted during year                   315,000           6.13       128,820           2.45       342,000          3.08
 Exercised during year                      --             --            --             --            --            --
 Cancelled during year                 (81,000)          4.28       (71,000)          3.50            --            --
                                      --------       --------      --------       --------      --------      --------

Outstanding at end of year             653,820           4.20       419,820           2.76       362,000          3.02
                                      ========       ========      ========       ========      ========      ========

Options exercisable at  end
  of year                              215,820           2.39            --             --            --            --
                                      ========       ========      ========       ========      ========      ========

Weighted average fair value of
 options granted during the year          4.55                         2.20                         1.90
                                      ========                     ========                     ========

                                 GADLINE., LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 - Shareholders' equity (cont'd.)

    c.  Stock option plans (cont'd.)

        The following table summarizes information relating to stock options outstanding at December 31, 1999:

                                              Options outstanding                        Options exercisable
                               -----------------------------------------------       -----------------------------
                                                   Weighted
                                   Number           average           Weighted           Number           Weighted
                               outstanding at      remaining           average       exercisable at       average
                                December 31,    contractual life      exercise        December 31,        exercise
        Exercise price $            1999          (in years) $         price $            1999             price $
      --------------------     --------------   ----------------      --------       --------------       --------
               0.00                 12,820              3.41                --            12,820                --
               2.00                175,000              2.53              2.00           130,000              2.00
               3.50                346,000              3.40              3.50            73,000              3.50
           9.84-10.00              120,000              4.85              9.87                --                --
                                  --------                                              --------

           0.00-10.00              653,820              3.43              4.20           215,820              2.39
                                  ========                                              ========

        Fair Value Disclosures:

        Had compensation expenses for the Company's option plans been determined on the basis of the fair value at the grant dates, as prescribed in SFAS No. 123, the Company's net loss would have been as follows:

                                          Year ended December 31,
                                    ------------------------------------
                                      1999          1998          1997
                                    --------      --------      --------
                                             ($ in thousands)
        Net loss:
         As reported                $  4,797      $  1,382      $    897
         Pro forma                  $  4,971      $  1,572      $  1,077

        Data in Respect of Option Plans

        The fair value of each option grant is estimated on the date of the grant using the minimum value method for grants in 1999, 1998 and 1997. The following assumptions were used:

        Dividend yield of 0.00% for all periods; risk-free interest rate of 5.65% in 1999, 5.57% in 1998 and 6.46% in 1997; weighted average expected lives of 5 years granted in all periods.

                                 GADLINE., LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 - Liens and securities

    a.  The total secured liabilities of the Company are comprised as follows:

                                                             December 31,
                                                         -------------------
                                                          1999         1998
                                                         ------       ------
                                                           ($ in thousands)
    Current liabilities                                  $   14       $   21
    Long-term liablities                                     19           30
                                                         ------       ------
                                                         $   33       $   51
                                                         ======       ======

        The Company has registered a fixed lien on its motor vehicles.

    b.  Negative pledge agreement

        The Company has a negative pledge agreement with its principal banks. Pursuant to this agreement, the Company undertook not to register floating charges on its assets in favor of third parties without the prior consent of the banks.

Note 12 - Taxes on income

    a.  Taxation under various laws

           1. The Company is assessed under the provisions of the Income Tax Law (Inflationary Adjustments), 1985, pursuant to which the results for tax purposes are measured in Israeli currency in real terms in accordance with changes in the Israeli consumer price index.

           2.  "Approved enterprise"

           a. The production facilities of the Company have been granted "approved enterprise" status in two separate programs under the Law for the Encouragement of Capital Investments, 1959, as amended. Under this law, income attributable to each of these enterprises is fully exempt from tax for ten years, commencing the first year in which each enterprise generates taxable income. (The expiry date of the period of benefits is limited to the earlier of twelve years from commencement of production or fourteen years from the date of the approval). The period of benefits has not yet commenced.

           b. In the event of a distribution of cash dividend out of tax-exempt income, as above, the Company will be liable to corporate tax at a rate of 25% in respect of the amount distributed.

           c. The Company has submitted a final performance report for the first approved enterprise program and received final approval from the Investment Center.

           d. Income derived from sources other than the "approved enterprise" is taxable at the regular corporate tax rate of 36%.

           3.  "Industrial company"

                                 GADLINE., LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 - Taxes on income (cont'd)

               The Company is an "industrial company" as defined in the Law for the Encouragemnent of Industry (Taxes), 1969, and as such, is entitled to certain tax benefits, mainly the right to claim public issue expenses and the amortization of patents and other intangible property rights as a deduction for tax purposes.

    b.  Tax assessments

        The Company has received final tax assessments for the years up to and including 1995.

    c.  Deferred income taxes

        There are no deferred tax balances as of the end of any reporting period. As the Company is exempt from tax, the statutory tax rate for the purposes of the reconciliation of reported tax expense is zero.

        As of December 31, 1999, the Company had net operating loss carryforwards of approximately $6.5 million. The balance of such net operating loss carryforwards has no expiration period.

Note 13 - Supplementary balance sheet information

    a.  Trade receivables

                                                              December 31,
                                                          ------------------
                                                           1999        1998
                                                          ------      ------
                                                            ($ in thousands)
    Allowance for doubtful accounts                       $   30      $   --
                                                          ======      ======

    b.  Earned but unbilled receivables

                                                             December 31,
                                                          ------------------
                                                           1999        1998
                                                          ------      ------
                                                           ($ in thousands)
    Allowance for doubtful accounts                       $   --      $  300
                                                          ======      ======

    c.  Due from related parties

                                                             December 31,
                                                         -------------------
                                                          1999         1998
                                                         ------       ------
                                                           ($ in thousands)
    Loans to related parties                             $  169       $  165
                                                         ======       ======

    The loans were made to two related parties who are employed by the Company ("the related parties"). During the year ended December 31, 1999, the related parties are repaying the loans at $950 per month. The loans are linked to the Israeli consumer price index and are non-interest bearing.

                                 GADLINE., LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    Note 13 - Supplementary balance sheet information (cont'd.)

    d.  Other receivables and prepaid expenses

                                                             December 31,
                                                          ------------------
                                                           1999        1998
                                                          ------      ------
                                                           ($ in thousands)
    Due from the Government of Israel:
     Research and development participation               $  227      $   85
     Marketing participation                                  30          30
     Advances to suppliers                                    69          10
     Prepaid expenses                                         88          64
     Tax authorities                                          34          14
     Value added tax                                         224          44
     Income receivable                                       144          --
     Other                                                    19          --
                                                          ------      ------
                                                          $  835      $  247
                                                          ======      ======

    e.  Other payables and accrued expenses

                                                             December 31,
                                                         -------------------
                                                          1999         1998
                                                         ------       ------
                                                           ($ in thousands)
    Payroll and related amounts                          $  540       $  289
    Accrued expenses                                         55           73
    Prepaid income                                           --          114
    Tax authorities                                          17           --
    Other                                                    28           20
                                                         ------       ------
                                                         $  640       $  496
                                                         ======       ======

                                 GADLINE., LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 - Supplementary statement of operations information

    a.  Revenues

           1.  Classification of total revenues by geographical distribution:

                                           Year Ended December 31,
                                      ----------------------------------
                                       1999          1998          1997
                                      ------        ------        ------
                                              ($ in thousands)
        Israel                        $1,055        $1,802        $1,015
        Germany                          600            --            --
        Europe                           145            --            85
        Columbia                         325            --            --
        South America                     --            25           164
        South Korea                       --           945           406
        Other                             55             2            30
                                      ------        ------        ------
        Total revenues                $2,180        $2,774        $1,700
                                      ======        ======        ======

           2.  Sales to a single customer exceeding 10% of total revenues:

                                         Year Ended December 31,
                                     ---------------------------------
                                      1999          1998         1997
                                     ------        ------       ------
        Customer A                       (1)%          17%          32%
        Customer B                       --            --           (1)%
        Customer C                       --            34%          24%
        Customer D                       21%           39%          (1)%
        Customer E                       29%           --           --
        Customer F                       15%           --           --

(1) - Less than 10%



    b.  Research and development participation

                                                 Year Ended December 31,
                                              ------------------------------
                                               1999        1998        1997
                                              ------      ------      ------
                                                     ($ in thousands)
    Gross research and development costs      $4,557      $2,691      $1,616
    Less: royalty-bearing grants from
              the Government of Israel         2,310       1,313         989
                                              ------      ------      ------
                                              $2,247      $1,378      $  627
                                              ======      ======      ======

                                 GADLINE., LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 14 - Supplementary statement of operations information (cont'd.)

    c.  Sales and marketing expenses

                                                  Year Ended December 31,
                                              ------------------------------
                                               1999        1998        1997
                                              ------      ------      ------
                                                     ($ in thousands)
    Bad debt expense                          $  300      $   --      $   13
                                              ======      ======      ======

                                  GADLINE, LTD.
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                      June 30,    December 31,
                                                        2000          1999
                                                      --------    ------------
ASSETS

Current assets
 Cash and cash equivalent                             $  3,217      $  5,565
 Short-term investments                                     --            25
 Trade receivable                                          636           888
 Other receivables and prepaid expenses                    607           847
 Inventories                                             4,843         3,594
                                                      --------      --------
Total current assets                                     9,303        10,919

Due from related parties                                   180           157

Long-term investments                                       44            38

Property and equipment, net                              1,590         1,200
                                                      --------      --------

                                                      $ 11,117      $ 12,314
                                                      ========      ========

The accompanying notes are an integral part of the condensed consolidated financial statements

                                  GADLINE, LTD.
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (In thousand)


                                                                          June 30,     December 31,
                                                                            2000           1999
                                                                          --------     ------------

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
 Short-term credits and current maturities
  of long-term debt                                                       $  4,692       $  1,800
 Trade payables                                                              1,846          2,393
 Other payables and accrued expenses                                           894            640
                                                                          --------       --------
Total current liabilities                                                    7,432          4,833

Long-term liabilities
 Long-term debts from banks                                                     13             19
 Convertible debentures                                                      3,000          3,000
 Accrued severance pay                                                         432            350
                                                                          --------       --------
Total liablities                                                             3,445          3,369
                                                                          --------       --------


Shareholders' equity
 Share capital:
 Ordinary shares of NIS 0.5 par value: 10,000,000 shares authorized,
   6,414,949 shares issued and outstanding at June 30, 2000
   and December 31, 1999                                                       999            999
 Additional paid-in capital                                                 12,420         12,847
 Deferred stock compensation                                                   (61)          (615)
 Accumulated deficit                                                       (13,118)        (9,119)
                                                                          --------       --------
     Total shareholders' equity                                                240          4,112
                                                                          --------       --------

                                                                          $ 11,117       $ 12,314
                                                                          ========       ========


The accompanying notes are an integral part of the condensed consolidated financial statements

                                  GADLINE, LTD.
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (in thousand, except shares data, unaudited)

                                                      Six months ended June 30,
                                                     --------------------------
                                                       2000              1999
                                                     --------          --------
Revenues:
 Research and development contracts                  $     --          $  1,529
 Systems sales                                          1,866                --
                                                     --------          --------
                                                        1,866             1,529

Costs and  expenses:
Cost of revenues                                        1,935               476
Research and development costs, net                     1,520               920
Sales and marketing expenses, net                       1,598               427
General and administrative expenses                       742               766
                                                     --------          --------

 Operating loss                                        (3,929)           (1,060)

Interest income (expenses), net                           (82)              (37)

Other income (expenses), net                               12                --
                                                     --------          --------

 Net loss                                            $ (3,999)         $ (1,097)
                                                     ========          ========


The accompanying notes are an integral part of the condensed consolidated financial statements

                                  GADLINE, LTD.
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                                                Six Months Ended June 30,
                                                                                -------------------------
                                                                                  2000             1999
                                                                                --------         --------
Cash flows from operating activities:

Net loss                                                                        $ (3,999)        $ (1,097)
Adjustments to reconcile net loss to net cash used in operating activities
  (Appendix A)                                                                      (682)            (131)
                                                                                --------         --------
Net cash used in operating activities                                             (4,681)          (1,228)
                                                                                --------         --------

Cash flows from investing activities:


Proceeds from realization of (investment in) short-term investments                   25               --
Investment in long-term deposits                                                      (6)              --
Grant of loans to related parties                                                    (23)              --
Repayment of related party loans                                                      --                3
Purchase of equipment and other assets                                              (534)            (214)
Proceeds from sale of equipment                                                       22               17
                                                                                --------         --------
Net cash used in investing activities                                               (516)            (194)
                                                                                --------         --------

Cash flows from financing activities:

Payments on account of share capital                                                 (37)              --
Proceeds from issue of shares, net                                                    --            3,042
Receipts of short-term debt                                                        2,892               --
Repayments of short-term debt                                                         --              (38)
Repayments of long-term debt                                                          (6)             (12)
                                                                                --------         --------
Net cash provided by financing activities                                          2,849            2,992
                                                                                --------         --------

Net change in cash and cash equivalents                                           (2,348)           1,570

Cash and cash equivalents at beginning of period                                   5,565              513
                                                                                --------         --------
Cash and cash equivalents at end of period                                      $  3,217         $  2,083
                                                                                ========         ========


The accompanying notes are an integral part of the condensed consolidated financial statements

                                  GADLINE, LTD.
       UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONT'D.)
                                  (In thousand)


                                                                                 Six Months Ended June 30,
                                                                                 -------------------------
                                                                                   2000             1999
                                                                                 --------         --------
Appendix A

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization                                                         133              125
Loss (gain) on sale of property and equipment                                         (11)              --
Amortization of deferred compensation expenses                                        164              447
Gain from marketable securities                                                         --               (6)

Changes in assets and liabilities:
Decrease (increase) in assets:
 Trade receivables                                                                    252             (498)
 Other receivables and prepaid expenses                                               240               53
 Inventories                                                                       (1,249)            (609)
Increase (decrease) in liabilities:
 Trade payables                                                                      (547)             330
 Other payables and accrued expenses                                                  254              (28)
 Accrued severance pay                                                                 82               55
                                                                                 --------         --------
                                                                                 $   (682)        $   (131)
                                                                                 ========         ========


The accompanying notes are an integral part of the condensed consolidated financial statements

                                  GADLINE, LTD.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION:

        The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 8-K and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000. For further information, refer to the consolidated financial statements and notes thereto included in the Company's 1999 Annual Report.

        In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements," which provides the SEC staff's views on selected revenue recognition issues. The guidance in SAB 101 must be adopted during the fourth quarter of fiscal 2000 and the effects, if any, are required to be recorded through a retroactive, cumulative-effect adjustment as of the beginning of the fiscal year, with a restatement of all prior interim quarters in the year. Our management has not completed its evaluation of the effects, if any, that SAB 101 will have on the Company's income statement presentation, operating results or financial position.


2.  INVENTORIES

Inventories consist of (in thousands):

                                            June 30,       December 31,
                                              2000            1999
                                            --------       -----------
             Raw materials                   $1,907          $1,370
             Work-in-process                  2,634           1,837
             Finished goods                     302             387
                                             ------          ------

                                             $4,843          $3,594
                                             ======          ======

3.  COMPREHENSIVE LOSS:

        In accordance with SFAS No. 130, "Reporting Comprehensive Income," the Company reports by major components and as a single total, the change in its net assets during the period from nonowner sources. Comprehensive loss for the six month period ended June 30, 2000 and 1999 was the same as net loss.

4.  SUBSEQUENT EVENT:

        On July 3, 2000, GADline entered into an agreement to convert all amounts owed, principal and accrued and unpaid interest, on the Convertible Debentures into 470,822 shares of GADline's common stock.

                                   COM21, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                               AS OF JUNE 30, 2000
                                 (IN THOUSANDS)


                                                                                    Pro Forma
                                                                                       Merger                        Pro Forma
                                                       Com21          Gadline       Adjustments        Notes          Com21
                                                     ---------       ---------      -----------      ---------      ---------
ASSETS
Current assets:
     Cash and cash equivalents                       $  40,739       $   3,217       $      --                      $  43,956
     Short-term investments                             35,305              --              --                         35,305
     Accounts receivable                                32,250             636              --                         32,886
     Inventories                                         6,206           4,843              --                         11,049
     Prepaid expenses and other                          4,097             607              --                          4,704
                                                     ---------       ---------       ---------                      ---------
          Total current assets                         118,597           9,303              --                        127,900
Investments                                             14,986              --              --                         14,986
Property and equipment, net                             10,540           1,590              --                         12,130
Intangible assets, net                                      --              --          64,544         4,9             64,544
Other assets                                             2,493             224              --                          2,717
                                                     ---------       ---------       ---------                      ---------
          Total assets                               $ 146,616       $  11,117       $  64,544                      $ 222,277
                                                     =========       =========       =========                      =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current  liabilities:
     Accounts payable                                $  19,727       $   1,846       $      --                      $  21,573
     Accrued compensation and related benefits           3,982             432              --                          4,414
     Deferred revenue                                      286              --              --                            286
     Other current liabilities                           4,734             894           3,060           2              8,688
     Current capital lease and debt obligations            473           4,692              --                          5,165
                                                     ---------       ---------       ---------                      ---------
          Total current liabilities                     29,202           7,864           3,060                         40,126

Deferred rent                                              297              --              --                            297
Capital lease and debt obligations                          86              13              --                             99
Convertible debentures                                      --           3,000              --           9              3,000
                                                     ---------       ---------       ---------                      ---------
          Total Liabilities                             29,585          10,877           3,060                         43,522

Stockholders' equity:
     Common stock                                           22             999            (997)         1,3                24
     Additional paid in capital                        183,321          12,420          58,852       1,3,5,10         254,593
     Deferred stock compensation                          (700)            (61)           (666)         3,5            (1,427)
     Accumulated deficit                               (65,180)        (13,118)          4,295          3,6           (74,003)
     Accumulated other comprehensive income               (432)             --              --                           (432)
                                                     ---------       ---------       ---------                      ---------
          Total Stockholders' Equity                   117,031             240          61,484                        178,755
                                                     ---------       ---------       ---------                      ---------
Total liabilities and stockholders' equity           $ 146,616       $  11,117       $  64,544                      $ 222,277
                                                     =========       =========       =========                      =========


         See notes to pro forma condensed combining financial statements

         UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


                                                                                   Pro Forma
                                                                                     Merger                      Pro Forma
                                                     Com21          Gadline       Adjustments       Notes          Com21
                                                   ---------       ---------      -----------      --------      ---------
Revenues                                           $  95,743       $   2,180       $      --                     $  97,923
Cost of revenues                                      60,918           1,633           3,030          7             65,581
                                                   ---------       ---------       ---------                     ---------
Gross Profit                                          34,825             547          (3,030)                       32,342
                                                   ---------       ---------       ---------                     ---------

Operating costs
      Research and development                        29,821           2,247             588         7,8            32,656
      Selling and marketing                           16,250           1,681             159         7,8            18,090
      General and administrative                       4,120           1,526           9,637        7,8,9           15,283
                                                   ---------       ---------       ---------                     ---------
           Total operating expenses                   50,191           5,454          10,384                        66,029
                                                   ---------       ---------       ---------                     ---------

Loss from operations                                 (15,366)         (4,907)        (13,414)                      (33,687)

Total other income, net                                5,104             110              --                         5,214
                                                   ---------       ---------       ---------                     ---------
Loss before income taxes                             (10,262)         (4,797)        (13,414)                      (28,473)

Provision for income taxes                                55              --              --                            55
                                                   ---------       ---------       ---------                     ---------
Net loss                                           $ (10,317)      $  (4,797)      $ (13,414)                    $ (28,528)
                                                   =========       =========       =========                     =========

Net loss per share, basic and diluted              $   (0.49)                                                    $   (1.23)
                                                   =========                                                     =========

Shares used in computation, basic and diluted         20,932                                          1             23,214
                                                   =========                                                     =========


         See notes to pro forma condensed combining financial statements

         UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


                                                                                  Pro Forma
                                                                                    Merger                        Pro Forma
                                                     Com21          Gadline       Adjustments        Notes          Com21
                                                   ---------       ---------      -----------      ---------      ---------
Revenues                                           $  92,914       $   1,866       $      --                      $  94,780
Cost of revenues                                      66,314           1,671           1,515           7             69,500
                                                   ---------       ---------       ---------                      ---------
Gross Profit                                          26,600             195          (1,515)                        25,280
                                                   ---------       ---------       ---------                      ---------

Operating costs
     Research and development                         18,882           1,520             294          7,8            20,696
     Selling and marketing                            12,673           1,862              80          7,8            14,615
     General and administrative                        3,982             742           4,818         7,8,9            9,542
                                                   ---------       ---------       ---------                      ---------
                                                      35,537           4,124           5,192                         44,853
                                                   ---------       ---------       ---------                      ---------

Loss from operations                                  (8,937)         (3,929)         (6,707)                       (19,573)

Total other income (expense), net                      2,795             (70)             --                          2,725
                                                   ---------       ---------       ---------                      ---------

Loss before income taxes                              (6,142)         (3,999)         (6,707)                       (16,848)

Provision for income taxes                                22              --              --                             22
                                                   ---------       ---------       ---------                      ---------
Net loss                                           $  (6,164)      $  (3,999)      $  (6,707)                     $ (16,870)
                                                   =========       =========       =========                      =========


Net loss per share, basic and diluted              $   (0.28)                                                     $   (0.70)
                                                   =========                                                      =========

Shares used in computation, basic and diluted         21,847                                           1             24,129
                                                   =========                                                      =========


         See notes to pro forma condensed combining financial statements

                                   COM21, INC.
      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS

1.  ACQUISITION

        On July 3, 2000, pursuant to a Share Purchase Agreement dated April 18, 2000 among the Registrant, Com21, Inc., a Delaware corporation, and GADline, Ltd., an Israeli company, GADline was merged with and into Com21. GADline develops, manufactures and market innovative, fully managed networking solutions that deliver high-speed data and telephony services over a hybrid fiber coaxial infrastructure.

        Pursuant to the GADline Agreement, the former shareholders of GADline received an aggregate of 2,281,750 shares of Com21 common stock, all outstanding GADline options converted into options to purchase approximately 232,000 shares of the Registrant's common stock, and an additional 350,000 shares of the Registrant's common stock may be issued to GADline shareholders upon completion of predefined milestones through December 31, 2000. The fair value of the contingent shares will be measured upon achievement of the predefined milestones and will be accounted for as additional purchase price. The Registrant also assumed certain operating assets and liabilities of GADline. The acquisition was treated by the Registrant as a purchase for accounting purposes.

2.  PRO FORMA ADJUSTMENTS

The accompanying pro forma financial statements are presented in accordance with
Article 11 of Regulation S-X.

The unaudited pro forma condensed combining balance sheet has been prepared as if the acquisition, which was accounted for as a purchase, was completed as of June 30, 2000. The aggregate purchase price, and approximately $3.1 million of costs directly attributable to the completion of the acquisition have been allocated to the assets and liabilities acquired. The allocation of the purchase price among the identifiable intangible assets was based on estimates of the fair market value of those assets. As a result, $8.8 million was allocated to purchased in-process research and development, which has not yet reached technological feasibility and does not have alternative future uses. This amount has been charged to the company's operations in accordance with generally accepted accounting principles in the quarter ending September 30, 2000.

To prepare the pro forma unaudited condensed combining statements of operations, the Com21 statement of operations for the year ended December 31, 1999 has been combined with the consolidated statement of operations of GADline for the year ended December 31, 1999. Also, the Com21 condensed consolidated statement of operations for the six months ended June 30, 2000 has been combined with the condensed consolidated statement of operations of GADline for the six months ended June 30, 2000. This method of combining the companies is only for the presentation of pro forma unaudited condensed combining financial statements. Actual statements of operations of the companies will be combined from the effective date of the acquisition, with no retroactive restatement.

The unaudited pro forma condensed combining statement of operations for the year ended December 31, 1999 and six months ended June 30, 2000 reflect the GADline transaction as if it had taken place on January 1, 1999.

The unaudited pro forma condensed combining statements of operations do not include the one-time charge of $8.8 million for purchased in-process technology arising from this acquisition, as it is a material nonrecurring charge. This charge will be included in the actual condensed consolidated statement of operations of Com21 in the third quarter of fiscal 2000.

The unaudited pro forma condensed combining financial statements should be read in conjunction with the historical financial statements of Com21 and GADline.

                                   COM21, INC.
 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS (CONT'D)

The unaudited pro forma condensed combining financial statements have been prepared on the basis of assumptions described in the notes hereto and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of GADline based upon independent estimates of fair value. Below is a table of the total purchase price, purchase price allocation and annual amortization of the intangible assets acquired used for the purposes of the pro forma condensed combining financial statements (in thousands):

Common Stock                                                 $ 67,340
Options Assumed                                                 3,207
Acquisition Expenses                                            3,060
                                                             --------

   Total Purchase Price                                      $ 73,607
                                                             ========

                                                                               Economic           Annual
                                                                                 Life          Amortization
                                                                               --------        ------------
Purchase Price Allocation:
  Fair market value of net tangible assets acquired
     of GADline at June 30, 2000                             $  3,240
Intangible assets acquired:
  Customer base                                                   239                 3          $     80
  Workforce-In-Place                                            1,564                 5               313
  Tradename                                                     1,111                 5               222
  Core technology                                               9,114                 5             1,823
  Current technology                                            6,038                 5             1,208
  In-Process research & development                             8,823
  Goodwill                                                     43,478                 5             8,696
                                                             --------

                                                             $ 73,607
                                                             ========

Com21 is recording a one-time charge of $8.8 million in the third quarter of 2000 for purchased in-process technology related to a development project that had not reached technological feasibility, had no alternative future use, and for which successful development was uncertain. The conclusion that the in-process development effort, or any material sub-component, had no alternative future use was reached in consultation with Com21 and GADline managements.

The development project is an integrated network solution for data and voice over Internet protocol. The primary project tasks open include integration of the Gateway, circuit design, card development, design of the V-board and testing. At the time of acquisition, development remained on all tasks and estimated costs to complete were approximately $9.0 million. Management expects that product being developed will become available for sale in fiscal 2001; however, no assurances can be given. Com21 will begin to benefit from the acquired research and development related to this product once it begins shipping. Failure to reach successful completion of this project could result in impairment of the associated capitalized intangible assets and could require the Company to accelerate the time period over which the intangibles are being amortized, which could have a material adverse effect on the Company's business, financial condition or results of operations.

                                   COM21, INC.
 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL STATEMENTS (CONT'D)

Significant assumptions used to determine the value of in-process technology included several factors, including the following. First, an income approach that focuses on the income producing capability of the acquired technology, and best represents the present value of the future economic benefits expected to derive from them. Second, a forecast of net cash flows that were expected to result from the development effort, using projections prepared by Com21's management. Third, a discount rate of approximately 25% was computed after analysis of the risk of an investment in GADline and considered the implied rate of the transaction and the weighted average cost of capital.

The following pro forma adjustments have been made to the pro forma condensed combining financial statements:

    (1) To reflect the issuance of 2,281,750 shares of Com21 common stock ($0.001 par value) to the holders of the Gadline Ltd. common stock.

    (2) To record the transaction fees directly attributable to the acquisition.

    (3)   To eliminate GADline stockholders' equity.

    (4) To record goodwill and other intangibles such as workforce, customer base, trade name, core and current technologies identified in the purchase price allocation the acquisition.

    (5) To record deferred compensation on the intrinsic value of unvested options assumed.

    (6) To record the one-time charge of $8.8 million for purchased in-process research and development identified in the purchase price allocation.

    (7) To record the amortization of acquired intangible assets on a straightline basis over estimated useful lives ranging from three to five years of $12.9 million for the year ended December 31, 1999 and $6.5 million for the six months ended June 30, 2000.

    (8) To record the amortization of deferred stock compensation over the vesting period of options assumed.

    (9) Excludes the impact of the conversion of the $3.0 million debt obligation into 470,822 shares of GADline common stock on July 3, 2000.

    (10)  To record the fair value of options exchanged in the transaction.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             Com21, Inc.


Dated:  December 5, 2000                     By: /s/ David L. Robertson

                                                     David L. Robertson
                                                     Chief Financial Officer